Exhibit 99.1

Investors May Contact:

Ryan Marsh

VP & Treasurer

(770) 418-8211

ir@asburyauto.com

Reporters May Contact:

Anna Okula

Porter Novelli

(404) 995-4554

aokula@porternovelli.com

ASBURY AUTOMOTIVE GROUP ANNOUNCES SUCCESSION PLAN

Charles R. Oglesby Assumes Chairman Role

Craig T. Monaghan Promoted to President and CEO

Michael S. Kearney Promoted to Executive Vice President

DULUTH, GA – February 10, 2011 – The Board of Directors of Asbury Automotive Group, Inc. (NYSE: ABG) today announced its succession plan in anticipation of the retirement of President and CEO Charles R. Oglesby on July 31, 2011. Senior Vice President and CFO Craig T. Monaghan has assumed the role of President and CEO, and Senior Vice President and COO Michael Kearney has been promoted to Executive Vice President. Oglesby has assumed responsibilities as the Chairman of Asbury’s Board of Directors until he retires at the end of July.

“Asbury is fortunate to have an executive on deck with Craig’s credentials. He has worked closely with Charles over the years in designing and implementing the strategy that has guided Asbury through the recent financial crisis and positioned the company for continued success,” commented Asbury Director, Michael Durham on behalf of the Board, “Elevating Craig to his new post is the logical progression considering his impact on and knowledge of Asbury. Craig has extensive executive experience within the automotive retail industry including his seven years as the CFO of AutoNation, Inc. and his three years as the SVP and CFO of Asbury.” Monaghan started his career as an engineer at a General Motors (“GM”) assembly plant and later worked in GM’s New York Treasurer’s Office.

“I could not be more thrilled or honored with the trust and confidence that the Board of Asbury has placed in me as the new President and CEO,” stated Monaghan, “I am excited about the opportunity to continue working with Asbury’s 7,000 employees in reinforcing the company’s position as one of the most admired automotive retailers in the U.S. Furthermore, I am appreciative of the mentoring and friendship with Charles over the years. He has provided the spark that ignited the company’s profound transformation, creating the Asbury you see today.”

Charles Oglesby turns 65 this year and has been open about his interest to retire and pursue family and personal goals. “Charles has had a tremendous impact on Asbury as a company as well as on the lives of Asbury’s employees,” said Durham, “We offer our heartfelt thanks for his service to Asbury and commend his 40+ years of demonstrated success in the automotive retail industry. It is his vision that inspired the changes driving the company’s improved performance.”

“I have had a phenomenal ride over the last nine years at Asbury,” reflected Oglesby, “Coming out of my first retirement to join the Asbury family is one of the best decisions that I have ever made. I look forward to re-retiring and fulfilling some of the personal goals that I put on hold in 2002. I have no doubt that Asbury is in great hands as Craig is well known among the automotive and investor communities. We have been working in tandem to develop and implement our transition plan. Craig and Michael will continue to make Asbury a stronger company.”

Commenting on Kearney’s promotion, Durham stated, “Michael has over 30 years of automotive retail experience during which he has cultivated numerous deep relationships with our manufacturing partners. He has a proven track record at Asbury and possesses close working relationships with Asbury’s store-level general managers. He will be working in close coordination with Craig in leading the company.”

In light of Oglesby’s retirement plans, Kearney stated, “I am excited for Charles personally, but I will miss him professionally. I look forward to working closely with Craig as we lead Asbury going forward. Craig and I have witnessed Charles’ leadership first-hand and we have learned from him.”

Finally, the company announced that, in conjunction with Oglesby’s assumption of the Chairman role, the Board has established a Lead Independent Director position and has elected Thomas DeLoach, a current Asbury Director and former Mobil Corporation executive, to serve in that capacity. Commenting on the election, DeLoach said, “I look forward to this opportunity to serve the Board in a leadership role during this important transition. We are a better company because of Mike Durham’s leadership as the prior non-executive Board Chair. I look forward to his continuing service on Asbury’s Board of Directors.”

A search is currently being conducted for Monaghan’s replacement as CFO. In addition, the Board continues to develop a succession plan for its chairman role that will be vacated following Oglesby’s retirement.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. (“Asbury”), headquartered in Duluth, Georgia, a suburb of Atlanta, is one of the largest automotive retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 84 retail auto stores, encompassing 110 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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